Filed pursuant to Rule 424(b)(3)
Registration No. 333-139499
Prospectus Supplement No. 8
(To Prospectus dated May 4, 2007)
4,280,714
SHARES
WILLBROS GROUP, INC.
COMMON STOCK
     This prospectus supplement relates to the resale by the holders of shares of common stock and common stock underlying warrants sold in a private placement on October 27, 2006.
     This prospectus supplement No. 8 supplements and amends the prospectus dated May 4, 2007, as supplemented and amended by that certain prospectus supplement No. 1 dated May 10, 2007, that certain prospectus supplement No. 2 dated May 17, 2007, that certain prospectus supplement No. 3 dated May 24, 2007, that certain prospectus supplement No. 4 dated May 30, 2007, that certain prospectus supplement No. 5 dated June 8, 2007, that certain prospectus supplement No. 6 dated August 7, 2007 and that certain prospectus supplement No. 7 dated as of August 9, 2007 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     The information in the table appearing under the heading “Selling Stockholders” in the Prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling stockholders listed below on or before August 14, 2007. To the extent any selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act of 1933, as amended.

Maximum
		Number of	Number of	Percentage
	Number of	Shares to be	Shares	Beneficially
	Shares	Sold Pursuant	Owned	Owned
	Owned Prior	to this	After	After
Name of Selling Stockholder	to Offering	Prospectus(1)	Offering(2)	Offering(2)
OTA LLC(3)(4)	42,858	42,858	0	*
RCG Sextant Master Fund, Ltd.(5)(6)	492,867	492,867	0	*

*	Less than 1%

(1)	Represents the maximum number of shares of common stock issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the warrants at the initial exercise price of $19.03 per share. The amounts shown in this column may include shares sold prior to the date of this prospectus supplement.

(2)	Assumes that each selling stockholder sells all shares of common stock being registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any shares of our common stock, and each selling stockholder may decide to sell only a portion or none of its shares of our common stock that are registered under this registration statement.

(3)	Mr. Ira M. Leventhal, a senior managing director of this selling stockholder, has voting and investment control over the securities held by this selling stockholder.

(4)	This selling stockholder has identified itself as a registered broker-dealer.

(5)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG Sextant Master Fund, Ltd. and consequently has voting control and investment discretion over securities held by RCG Sextant Master Fund, Ltd. Ramius Capital disclaims beneficial ownership of the shares held by

RCG Sextant Master Fund, Ltd. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(6)	This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling stockholder acquired its common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire its common stock in the ordinary course of business or did have such an agreement or understanding, we will file a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an “underwriter” within the meaning of the Securities Act of 1933.
     There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 6 of the Prospectus, as the same may be updated in prospectus supplements.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 16, 2007.